Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER approved on February 14, 2012 by Synergy Pharmaceuticals, Inc., a business corporation organized under the laws of the State of Florida (“SP—FL”), and by its Board of Directors on said date, and approved on February 14, 2012 by Synergy Pharmaceuticals, Inc., a business corporation organized under the laws of the State of Delaware (“SP—DE”), and by its Board of Directors on said date.

1. SP—FL and SP—DE shall, pursuant to the provisions of the Florida laws and the provisions of the laws of the jurisdiction of organization of SP—DE, be merged with and into a single corporation, to wit SP—DE, which shall be the surviving corporation upon the effective date of the merger and which is sometimes hereinafter referred to as the “surviving corporation”, and which shall continue to exist as said surviving corporation under its present name pursuant to the provisions of the laws of Delaware.  The separate existence of SP—FL, which is sometimes hereinafter referred to as the “terminating corporation”, shall cease upon the effective date of the merger in accordance with the provisions of the Florida Business Corporation Act.

2.  The certificate of incorporation of the surviving corporation upon the effective date of the merger in the jurisdiction of its organization shall be the certificate of incorporation of said surviving corporation, as may be amended and said certificate of incorporation shall continue in full force and effect until amended and changed in the manner prescribed by the provisions of Delaware law.

3.  The by-laws of the surviving corporation upon the effective date of the merger in the jurisdiction of its organization will be the by-laws of said surviving corporation and will continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the laws of the jurisdiction of its organization.

4.  The directors and officers in office of the terminating corporation upon the effective date of the merger in the jurisdiction of its organization shall be the directors and officers of the surviving corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the by-laws of the surviving corporation.

5.  Each issued share of the terminating corporation shall, upon the effective date of the merger, be converted into one share of the surviving corporation.  The issued shares of the surviving corporation shall not be converted in any manner, but each said share which is issued as of the effective date of the merger shall continue to represent one issued share of the surviving corporation.  After the effective date of the merger, certificates representing shares of Synergy-FL common stock will represent shares of Synergy-DE common stock, and upon surrender of the same to the transfer agent for Synergy-FL, who also shall serve as the transfer agent for Synergy-DE, the holder thereof shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Synergy-DE common stock into which such shares of Synergy-FL common stock shall have been converted in accordance with this Section.  All outstanding warrants, options and rights issued by the SP-FL to purchase shares of SP-FL common stock (the “SP-FL Securities”), will either be exchanged for or converted into warrants, options or rights issued by SP-DE, or amended to provide that, on the effective date of the merger, each SP-FL Security so exchanged, converted or amended shall become, a warrant, option or right to acquire the same number of shares of SP-DE common stock and at the same exercise price as the holder of such SP-FL Securities would have been entitled to receive pursuant to the merger had such holder exercised such SP-FL Securities in full immediately prior to the effective time of the merger, without any other action required by any such holder.

6.  The Plan of Merger herein made and approved shall be submitted to the shareholders of the terminating corporation for their approval or rejection in the manner prescribed by the provisions of the Florida Business Corporation Act, and the merger of the terminating corporation with and into the surviving corporation shall be authorized in the manner prescribed by the laws of the jurisdiction of organization of the surviving corporation.

7.  In the event that the Plan of Merger shall have been approved by the shareholders entitled to vote of the terminating corporation in the manner prescribed by the provisions of the Florida Business Corporation Act, and in the event that the merger of the terminating corporation with and into the surviving corporation shall have been duly authorized in compliance with the laws of the jurisdiction of organization of the surviving corporation, the terminating corporation and the surviving corporation hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of Florida and of the State of Delaware, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger.

8.  The Board of Directors and the proper officers of the terminating corporation and of the surviving corporation, respectively, are hereby authorized, empowered and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan of Merger or of the merger herein provided for.

9.  The effective date of the merger herein shall be the date on which the Certificate of Merger is filed with the Secretary of State of Delaware and the Secretary of State of Florida, provided however, this Agreement may be terminated and the merger abandoned at any time prior to the effective date, whether before or after shareholder approval of this Agreement, to the extent necessary, by the consent of the Board of Directors of SP-DE and SP-FL.

10.  As of the date first set forth above, the effect of this Plan of Merger shall be as provided in Section 259 and other applicable provisions of Delaware Law.

Without limiting the generality of the foregoing, and subject thereto, upon the effectiveness of this merger, all the property, rights, privileges, powers and franchises of the non-surviving corporation shall vest in Surviving Corporation, and all debts, liabilities and duties of the non-surviving corporation shall become the debts, liabilities and duties of Surviving Corporation.

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IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

SYNERGY PHARMACEUTICALS, INC., a Florida corporation

By:	/s/ Gary S. Jacob
Name:	Gary S. Jacob
Title:	Chief Executive Officer

SYNERGY PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Gary S. Jacob
Name:	Gary S. Jacob
Title:	Chief Executive Officer